Exhibit 99.1

Contact:	Elaine Lintecum Treasurer 916-321-1846 elintecum@mcclatchy.com

McCLATCHY REPORTS THIRD QUARTER 2004 EARNINGS AND PROVIDES FOURTH QUARTER OUTLOOK

SACRAMENTO, CA, October 21, 2004 - The McClatchy Company (NYSE-MNI) - today reported third quarter earnings of $39.1 million, or 83 cents per share, an increase of 9.2% over earnings of $35.8 million, or 77 cents per share, in the third quarter of 2003.

Revenues in the third quarter of 2004 were $286.7 million, up 5.4% from 2003 third quarter revenues of $272.1 million, with advertising revenues of $239.7 million, up 6.4%, and circulation revenues of $41.6 million, up 0.9%. Revenues in 2004 include the operations of the Merced Sun-Star and related non-daily newspapers (the Merced Group), which were acquired in the first quarter of 2004. Excluding the Merced Group, total revenues in the third quarter of 2004 were up 4.1% and advertising revenues were up 5.0% in the third quarter of 2004.

Earnings in the first nine months of 2004 were $108.1 million, or $2.31 per share, and were $2.36 per share excluding a charge related to the company's debt refinancing in the second quarter of 2004. Earnings from continuing operations were $98.5 million, or $2.12 per share, in the first nine months of 2003. Total earnings in the first nine months of 2003, including discontinued operations, were $2.25 per share.

Revenues in the first nine months were $855.2 million, up 6.1% from 2003 revenues of $806.4 million. Advertising revenues were $712.4 million, up 7.1%, and circulation revenues were $125.1 million, up 0.8%. Excluding the Merced Group, total revenues were up 4.8% and advertising revenues were up 5.7% in the first nine months of 2004.

Commenting on the results, Gary Pruitt, McClatchy's chairman and chief executive officer, said, "We are pleased with our third quarter results. We continued to see good growth in employment advertising at most of our newspapers, and online advertising and direct mail revenue also showed strong momentum in the quarter. This revenue growth offset the impact of higher newsprint prices and higher retirement and medical costs in the quarter and, when coupled with lower interest expense, drove our earnings improvement.

"Looking at the fourth quarter, we expect advertising revenues to be up in the mid-single-digit range. We will also continue our vigilance in managing controllable expenses. As a result, we expect our fourth quarter earnings to range between 97 cents and $1.00 per share, and full year earnings to range from $3.33 to $3.36 per share before considering the second quarter charge related to our debt refinancing, and to range from $3.28 to $3.31 per share after the charge."

Pat Talamantes, McClatchy's chief financial officer, said, "Our debt at the end of the third quarter was $307 million, down about $40 million from the end of 2003, even though we borrowed funds early in the year to complete the $41 million Merced acquisition and to make a $60 million voluntary pension contribution. We expect to repay debt with our free cash flow and expect debt at year-end 2004 to be below $285 million."

Pruitt also said, "There have been a number of news stories regarding the SEC's request to several newspaper companies, including McClatchy, to voluntarily provide information about their circulation practices. The SEC has made it clear that the inquiry is related to an industry-wide review and is not meant to suggest that McClatchy has done anything wrong or is under investigation. And while we intend to comply with the SEC's request that we keep confidential the details surrounding the inquiry, we want to assure our shareholders, advertisers and employees that we have confidence in our circulation figures and that our circulation practices are appropriate and comply with the Audit Bureau of Circulations' guidelines and rules. We are proud of our industry-leading circulation record of 19 consecutive years of daily circulation gains."

The company's statistical report, which summarizes its revenue performance for September and the first nine months of 2004, follows, along with a supplemental report of advertising by category.

At 11:30 a.m. Eastern time today, McClatchy will review its results in a conference call (877-278-1205 pass code 247365) and webcast (www.mcclatchy.com). A replay of the call can be accessed for up to 48 hours by dialing 800-642-1687 and using the same pass code, 247365. The webcast will be archived at McClatchy's website.

The McClatchy Company, headquartered in Sacramento, California, is a leading newspaper and Internet publisher. It publishes 12 daily and 18 non-daily newspapers located in western coastal states, North and South Carolina, and the Twin Cities of Minneapolis/St. Paul. McClatchy has daily circulation of 1.4 million and Sunday circulation of 1.85 million. McClatchy's newspapers include, among others, the Star Tribune in Minneapolis, The Sacramento Bee, The Fresno Bee and The Modesto Bee in California, The News&Observer (Raleigh, NC), The News Tribune (Tacoma, WA) and the Anchorage Daily News.

McClatchy also operates leading local websites in each of its 12 daily newspaper markets, offering readers information, comprehensive news, advertising, e-commerce and other services and owns and operates Nando Media, a national on-line publishing operation. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

ADDITIONAL INFORMATION

This release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ. These risks and uncertainties include national and local economic conditions that could affect advertising and circulation rates and volumes, changes in interest rates and/or newsprint prices, increased competition in our markets, as well as the other risks detailed from time to time in the Company's publicly filed documents, including the Company's December 28, 2003 report on form 10-K and June 27, 2004 report on form 10-Q, filed with the U.S. Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

THE McCLATCHY COMPANY
SUMMARY OF UNAUDITED RESULTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three months ended		Nine months ended
	September 26,	September 28,	September 26,	September 28,
	2004	2003	2004	2003

Revenues - net	$ 286,672	$ 272,100	$ 855,225	$ 806,351
Operating expenses:
Compensation	114,928	110,488	351,335	333,110
Newsprint and supplements	38,050	34,179	111,239	99,984
Depreciation and amortization	16,750	17,166	49,774	52,519
Other operating expenses	51,247	49,001	153,255	146,116
Total operating expenses	220,975	210,834	665,603	631,729

Operating income	65,697	61,266	189,622	174,622

Interest expense	(1,509)	(3,888)	(7,457)	(14,549)
Refinancing related charge	-	-	(3,737)	-
Partnership income	230	449	542	259
Other non-operating (expense) income - net	(126)	85	(62)	(199)
Income from continuing operations before taxes	64,292	57,912	178,908	160,133
Income tax provision	25,220	22,130	70,812	61,587
Income from continuing operations	39,072	35,782	108,096	98,546
Income from discontinued operation	-	56	-	6,050
Net income	$ 39,072	$ 35,838	$ 108,096	$ 104,596

Net income per common share:
Basic:
Income from continuing operation	$ 0.84	$ 0.78	$ 2.33	$ 2.14
Income from discontinued operation	-	-	-	0.13
Net income per share	$ 0.84	$ 0.78	$ 2.33	$ 2.27

Diluted:
Income from continuing operation	$ 0.83	$ 0.77	$ 2.31	$ 2.12
Income from discontinued operation	-	-	-	0.13
Net income per share	$ 0.83	$ 0.77	$ 2.31	$ 2.25

Weighted average common shares:
Basic	46,410	46,146	46,360	46,087
Diluted	46,841	46,466	46,798	46,394

The McClatchy Company Consolidated Statistical Report (In thousands, except for preprints)
	Period 9			Period 9 Year-to-Date
Revenues - Net: *	2004	2003	% Change	2004	2003	% Change
Advertising
Daily Newspapers:
Minneapolis	$24,438	$24,611	-0.7%	$226,018	$214,328	5.5%
California	29,279	27,043	8.3%	272,955	247,261	10.4%
Carolinas	12,525	11,754	6.6%	114,177	107,796	5.9%
Northwest	11,129	10,356	7.5%	99,210	95,926	3.4%
Total Advertising	$77,371	$73,764	4.9%	$712,360	$665,311	7.1%

Circulation	12,994	12,913	0.6%	125,121	124,187	0.8%
Other	1,838	1,900	-3.3%	17,774	16,853	5.5%
Total Revenue	$92,203	$88,577	4.1%	$855,225	$806,351	6.1%
* Revenues in 2003 are re-classified to report continuing operations only.

Average Paid Circulation:**
Daily	1,449.5	1,443.9	0.4%	1,406.7	1,386.0	1.5%
Sunday	1,912.3	1,911.8	0.0%	1,850.5	1,856.1	-0.3%
Community Newspapers	71.1	61.1	16.4%	67.9	60.9	11.5%
** Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.

Advertising Linage for Dailies:
Full Run ROP
Retail	443.0	442.7	0.1%	4,070.9	4,047.0	0.6%
National	84.7	98.1	-13.7%	887.8	877.3	1.2%
Classified	637.3	598.6	6.5%	5,923.5	5,583.5	6.1%
Total	1,165.0	1,139.4	2.2%	10,882.2	10,507.8	3.6%

Millions of Preprints Distributed	277.6	246.4	12.7%	2,401.8	2,306.0	4.2%

Full Run ROP Linage by Market for Dailies:
California:
The Sacramento Bee	204.4	209.1	-2.2%	1,931.0	1,901.0	1.6%
The Fresno Bee	97.1	103.4	-6.1%	967.6	957.1	1.1%
The Modesto Bee	102.6	102.0	0.6%	967.3	977.3	-1.0%
Merced Sun-Star	48.8	0.0	NA	449.5	0.0	NA

Star Tribune, Minneapolis	151.3	161.0	-6.0%	1,387.3	1,406.2	-1.3%

Northwest:
The News Tribune, Tacoma	104.1	109.3	-4.8%	933.3	1,000.3	-6.7%
Anchorage Daily News	75.9	77.0	-1.4%	693.2	685.8	1.1%
Tri-City Herald	69.8	61.5	13.5%	614.8	570.9	7.7%

Carolinas:
The News & Observer, Raleigh	156.6	153.0	2.4%	1,413.7	1,447.5	-2.3%
South Carolina Dailies	154.4	163.1	-5.3%	1,524.5	1,561.7	-2.4%
Total	1,165.0	1,139.4	2.2%	10,882.2	10,507.8	3.6%
Data in 2004 includes the Merced Sun-Star and related community newspapers, purchased on January 7, 2004.

THE McCLATCHY COMPANY

SUPPLEMENTAL ADVERTISING DATA

BY CATEGORY FOR THE PERIODS ENDED
SEPTEMBER 26, 2004

	September		Third Quarter		Year to Date
		Print /		Print /		Print /
	%	Online	%	Online	%	Online
	Change	Combined	Change	Combined	Change	Combined
Print:
Retail	1.9	1.3	2.1	1.7	2.4	2.3
National	(4.8)	(4.5)	1.7	2.0	6.5	6.6
Classified Total	3.2	6.9	4.8	8.4	5.0	8.6
Auto	(1.0)	0.7	(2.7)	(1.0)	0.1	1.6
Real Estate	6.5	8.2	9.5	11.0	9.1	10.1
Employment	7.7	15.3	10.2	17.9	9.2	17.5
Direct Marketing	13.6	13.6	9.1	9.1	10.2	10.2

Online	42.0	NA	47.5	NA	52.8	NA

Amounts exclude Merced Sun-Star, which was purchased in January 2004. Percent change reflects change from the same period in the prior year.